Exhibit 99.1

PRESS RELEASE:

TEXAS UNITED BANCSHARES, INC.

April 20, 2006

Texas United Bancshares, Inc. Announces First Quarter 2006 Earnings Results

Net Earnings Increased 35.6% and Diluted EPS Increased 14.3%

First Quarter 2006 Financial Highlights:

•	Diluted EPS for the first quarter of 2006 was $0.40, an increase of $0.09 per diluted share or 29.0% compared with diluted EPS of $0.31 for the fourth quarter of 2005 and an increase of $0.05 per diluted share or 14.3% compared with diluted EPS of $0.35 for the first quarter of 2005.

•	Net earnings for the first quarter of 2006 were $3.8 million, an increase of $1.2 million or 44.4% compared with net earnings of $2.6 million for the fourth quarter of 2005 and an increase of $1.0 million or 35.6% compared with net earnings of $2.8 million for the first quarter of 2005.

•	The net interest margin for the first quarter of 2006 was 4.91%, a narrowing of 3 basis points compared with 4.94% for the fourth quarter of 2005, but an improvement of 4 basis points compared with 4.87% for the first quarter of 2005.

•	The efficiency ratio was 69.99% for the first quarter of 2006, an improvement compared with 73.21% for the fourth quarter of 2005 and 71.54% for the first quarter of 2005.

•	Total loans at March 31, 2006 were $1.097 billion, an increase of $65.1 million or 6.3% compared with $1.032 billion at December 31, 2005.

•	Total deposits at March 31, 2006 were $1.205 billion, an increase of $83.5 million or 7.4% compared with $1.121 billion at December 31, 2005.

First Quarter 2006 Operational Highlights:

•	The Company completed the acquisition of The Express Bank of Texas, Round Rock, Texas, on February 14, 2006.

•	Organic loan growth for the first quarter of 2006 was approximately $46.1 million (excluding $19.0 million in loans acquired with the acquisition of The Express Bank of Texas) or 4.5% compared with total loans of $1.032 billion at December 31, 2005.

•	Organic deposit growth for the first quarter of 2006 was approximately $45.7 million (excluding $37.8 million in deposits acquired with the acquisition of The Express Bank of Texas) or 4.1% compared with total deposits of $1.121 billion at December 31, 2005.

•	The Company entered into an agreement with Fidelity National Information Services for a new company-wide core processing platform. The conversions and implementations of each subsidiary bank are scheduled to be completed by the end of 2006.

LA GRANGE, Texas, April 20, 2006. — Texas United Bancshares, Inc. (NASDAQ: TXUI), a community banking organization and parent company of State Bank, La Grange, Texas, GNB Financial, n.a., Gainesville, Texas, Gateway National Bank, Dallas, Texas, and Northwest Bank, Roanoke, Texas, (acquired on April 1, 2006) today reports net earnings of $3.8 million for the first quarter ended March 31, 2006, an increase of $1.2 million or 44.4% compared with $2.6 million for the fourth quarter of 2005, and an increase of $1.0 million or 35.6% compared with $2.8 million for the first quarter of 2005. Diluted earnings per share for the first quarter of 2006 were $0.40, an increase of $0.09 or 29.0% compared with $0.31 per diluted share for the fourth quarter of 2005, and an increase of $0.05 or 14.3% compared with $0.35 per diluted share for the first quarter of 2005. The higher net earnings and diluted earnings per share for the first quarter of 2006, compared with the same quarter of 2005, were primarily due to organic growth, acquired growth as a result of the recent acquisitions, and several increases in the prime lending rate on existing and newly originated or acquired earning assets.

Diluted earnings per share for the first quarter of 2006, compared with the first quarter of 2005, was largely impacted by the issuance of 248,317 shares of common stock in connection with the acquisition of The Express Bank of Texas and approximately 1,357,000 shares of common stock issued in connection with the acquisition of Gateway National Bank. Weighted average diluted shares outstanding for the first quarter of 2006 were approximately 9,583,000 compared with 7,968,000 for the first quarter of 2005. Total outstanding shares at March 31, 2006 were approximately 9,634,000 compared with 7,805,000 at March 31, 2005.

Don Stricklin, President and CEO, commented, “We were extremely pleased with our first quarter 2006 financial results. We worked hard to assimilate our acquisition of Gateway National Bank in Dallas, Texas in the fourth quarter of 2005 and our acquisition of The

Express Bank of Texas, Round Rock, Texas, in the first quarter of 2006. We were able to maintain our net interest margin with only a 3 basis point contraction on a linked quarter basis, and an improvement of 4 basis points on a year over year basis. We have also continued to make great strides in reducing our operating costs and this is evidenced by an improved efficiency ratio of 69.99.”

Results of Operations:

Net Interest Income. Net interest income, before the provision for loan losses, for the first quarter of 2006 was $16.5 million, an increase of $1.7 million or 11.8% compared with $14.7 million for the fourth quarter of 2005, and an increase of $4.4 million or 36.5% compared with $12.1 million for the first quarter of 2005. The net interest margin for the first quarter of 2006 was 4.91%, a reduction of 3 basis points compared with 4.94% for the fourth quarter of 2005 and an improvement of 4 basis points compared with 4.87% for the first quarter of 2005. The linked quarter reduction in the net interest margin was primarily the result of increased pricing pressures on interest-bearing liabilities primarily due to increased market interest rates and the associated competition for funding sources thereof. The improvement in net interest income and the net interest margin for the first quarter of 2006, compared with the same quarter of 2005, was primarily due to increased yields on larger earning-asset volumes as a result of internal growth and acquisitions. This was partially offset by increased interest-bearing liability volumes as a result of year over year internal growth and acquisitions, coupled with increased pricing pressures on existing, acquired, and newly established funding sources.

Interest Income. Interest income from average earning-assets for the first quarter ended March 31, 2006 was $25.0 million, an increase of $3.3 million or 15.4% compared with $21.7 million for the fourth quarter of 2005, and an increase of $8.5 million or 51.5% compared with $16.5 million for the first quarter of 2005. Average earning-assets for the first quarter ended March 31, 2006 were $1.358 billion, an increase of $175.1 million or 14.8% compared with average earning-assets of $1.183 billion for the fourth quarter of 2005, and an increase of $353.9 million or 35.2% compared with average earning-assets of $1.005 billion for the first quarter of 2005. The yield on average earning-assets for the first quarter ended March 31, 2006 was 7.48%, an increase of 20 basis points compared with the yield on average earning-assets of 7.28% for the fourth quarter of 2005, and an increase of 81 basis points compared with the yield on average earning-assets of 6.67% for the first quarter of 2005.

Interest Expense. Interest expense from average interest-bearing liabilities for the first quarter ended March 31, 2006 was $8.6 million, an increase of $1.6 million or 23.0% compared with $7.0 million for the fourth quarter of 2005, and an increase of $4.1 million or 91.9% compared with $4.5 million for the first quarter of 2005. Average interest-bearing liabilities for the first quarter ended March 31, 2006 were $1.108 billion, an increase of $137.7 million or 14.2% compared with average interest-bearing liabilities of $970.7 million for the fourth quarter of 2005, and an increase of $262.9 million or 31.1% compared with average interest-bearing liabilities of $845.6 million for the first quarter of 2005. The cost of average interest-bearing liabilities for the first quarter ended March 31, 2006 was 3.14%, an increase of 29 basis points compared with the cost of average interest-bearing liabilities of 2.85% for the fourth quarter of 2005, and an increase of 100 basis points compared with the cost of average interest-bearing liabilities of 2.14% for the first quarter of 2005.

Noninterest Income. Noninterest income for the first quarter ended March 31, 2006 was $6.7 million, an increase of $994,000 or 17.3% compared with $5.8 million for the fourth quarter of 2005 and an increase of $450,000 or 7.1% compared with $6.3 million for the first quarter of 2005. The increase over the linked quarters was primarily due to increased fees collected on additional loan and deposit accounts as a result of the recent acquisitions of Gateway National Bank and The Express Bank of Texas in addition to organic growth during the first quarter of 2006. The increase in noninterest income for the first quarter of 2006 compared with the first quarter of 2005 was primarily due to increased fees and revenues received on increased deposit accounts as a result of the full-year effect of the GNB Financial acquisition, year-over-year organic growth, increases in individual rates charged for banking services, and the recent acquisitions of Gateway National Bank and The Express Bank of Texas.

Service charges on deposit accounts for the first quarter of 2006 represented 37.6% of total noninterest income and were $2.5 million, an increase of $47,000 or 1.9% compared with the fourth quarter of 2005, and an increase of $702,000 or 38.3% compared with $1.8 million for the first quarter of 2005. Mortgage servicing revenue for the first quarter of 2006 was $226,000 and remained relatively flat compared with the fourth quarter of 2005 and decreased $70,000 or 23.6% compared with the first quarter of 2005. This decrease was primarily the result of normal mortgage servicing runoff and newly originated mortgage loans being sold into the secondary market as “servicing released” as opposed to “servicing retained.” Net gains on sales of mortgage loans for the first quarter of 2006 was $1.7 million, a decrease of $315,000 or 15.4% compared with $2.0 million for the fourth quarter of 2005 and a decrease of $858,000 or 33.1% compared with $2.6 million for the first quarter of 2005. The decreases compared with both prior periods were primarily due to lower volumes of mortgage loans that were sold in addition to timing differences that occur between the volume and number of loans available for sale and the actual amount sold.

Noninterest Expense. Noninterest expense for the first quarter ended March 31, 2006 was $17.1 million, an increase of $1.7 million or 11.2% compared with $15.4 million for the fourth quarter of 2005 and an increase of $3.6 million or 27.1% compared with the first quarter of 2005. The increase in both periods reflects the impact of the Company’s expansion and acquisition activities over the past two years, primarily the impact of additional staffing and occupancy costs from each acquisition, staffing to handle expanded back office operations, professional and legal fees related to compliance and acquisition projects, the construction of three full-service banking centers in the third and fourth quarters of 2005.

Salaries and benefits expense for the first quarter of 2006 represented 59.8% of total noninterest expense and was $10.2 million, an increase of $1.1 million or 12.0% compared with $9.1 million for the fourth quarter of 2005 and an increase of $3.2 million or 44.7% compared with $7.1 million for the first quarter of 2005. The increases in salaries and benefits expense reflect the impact of the Company’s recent acquisition activities and expanded back office operations, the impact of a full quarter of staff expense from the acquisition of Gateway National Bank, and staff to operate State Bank’s three new full-service banking centers opened in the third and fourth quarters of 2005. Average assets per full-time employee for the first quarter ended March 31, 2006 were $2.5 million, an improvement of approximately $300,000 per full-time employee compared with $2.2 million for the fourth quarter of 2005, and an improvement of approximately $400,000 per full-time employee compared with $2.1 million for the first quarter of 2005.

The efficiency ratio for the first quarter of 2006 was 69.99%, an improvement compared with 73.21% for the fourth quarter of 2005 and 71.54% for the first quarter of 2005. Although total noninterest expense has increased comparatively in recent periods, management believes that the Company has achieved increased economies of scale through its expansion activities, and this is positively reflected in its improved efficiency ratio. The Company’s efficiency ratios are calculated on a net basis which excludes intangible amortization and securities gains and losses, and includes interest income on a fully tax-equivalent basis.

Financial Condition:

Total Assets. Total assets at March 31, 2006 were $1.630 billion, an increase of $77.9 million or 5.0% compared with $1.552 billion at December 31, 2005 and an increase of $450.2 million or 38.2% compared with $1.180 billion at March 31, 2005. The return on average assets for the first quarter ended March 31, 2006 was 0.98%, an increase of 21 basis points compared with 0.77% for the fourth quarter of 2005, and an increase of 1 basis point compared with 0.97% for the first quarter of 2005.

Investments. Total investments (investment securities and Federal Funds sold and other temporary investments) at March 31, 2006 were $301.6 million, a decrease of $1.2 million or 0.4% compared with total investments of $302.8 million at December 31, 2005 and a decrease of $8.6 million or 2.8% compared with total investments of $310.2 million at March 31, 2005. Investment securities at March 31, 2006 were $268.5 million, relatively flat compared with $269.2 million at December 31, 2005 but a decrease of $36.5 million or 12.0% compared with investment securities of $305.0 million at March 31, 2005. Federal funds sold and other temporary investments at March 31, 2006 were $33.1 million, relatively flat compared with $33.6 million at December 31, 2005 but an increase of $27.9 million or 532.1% compared with Federal Funds sold and other temporary investments of $5.2 million at March 31, 2005.

Loans. Total loans at March 31, 2006 were $1.097 billion, an increase of $65.1 million or 6.3% compared with total loans of $1.032 billion at December 31, 2005 and an increase of $371.3 million or 51.2% compared with total loans of $725.7 million at March 31, 2005. During the first quarter of 2006, approximately $46.1 million or 70.8% of the total loan growth was organically originated, primarily in the categories of commercial real estate and 1-4 single family residential, while approximately $19.0 million or 29.2% was acquired in connection with the acquisition of The Express Bank of Texas. The increase in total loans between March 31, 2006 and March 31, 2005 primarily consisted of $215.2 million or 58.0% that was organically originated and approximately $156.1 million or 42.0% acquired in connection with the acquisitions of Gateway National Bank and The Express Bank of Texas. Additionally, in total, the loan types associated with this trailing twelve-month loan growth is categorized as follows: 44.5% in commercial real estate, 27.1% in commercial/industrial, 24.8% in 1-4 family residential and 3.6% in consumer and other loans.

Asset Quality. Nonperforming assets consist of nonaccrual loans, accruing loans ninety days or more past-due, and other real estate and repossessed assets. At March 31, 2006 total nonperforming assets were $6.3 million or 0.39% of total assets, a decrease of $759,000 or 10.7% compared with nonperforming assets of $7.1 million or 0.46% of total assets at December 31, 2005 and an increase of $2.5 million or 64.1% compared with nonperforming assets of $3.8 million or 0.33% of total assets at March 31, 2005.

Nonperforming loans (nonaccrual loans and accruing loans ninety days or more past-due) at March 31, 2006 totaled $5.1 million or 0.46% of total loans, an increase of $341,000 or 7.2% compared with nonperforming loans of $4.7 million or 0.46% of total loans at December 31, 2005 and an increase of $1.8 million or 57.6% compared with nonperforming loans of $3.2 million or 0.44% of total loans at March 31, 2005.

Other real estate and repossessed assets at March 31, 2006 totaled $1.3 million, a decrease of $1.1 million or 46.6% compared with other real estate and repossessed assets of $2.4 million at December 31, 2005, and an increase of $619,000 or 96.6% compared with other real estate and repossessed assets of $641,000 at March 31, 2005. The decrease in other real estate and repossessed assets during the first quarter of 2006 was primarily the result of the sale and recovery of a parcel of other real estate acquired in connection with the acquisition of Gateway National Bank.

Net charge-offs for the first quarter of 2006 were $723,000 or 0.28% of average loans, a decrease of $358,000 or 33.1% compared with $1.1 million or 0.47% of average loans at December 31, 2005. The allowance for loan losses at March 31, 2006 was $9.9 million or 0.90% of total loans, an increase of $294,000 or 3.1% compared with $9.6 million or 0.93% of total loans at December 31, 2005. The ratio of the allowance for loan losses to nonperforming loans at March 31, 2006 was 195.49% compared with 203.39% at December 31, 2005.

Deposits. Total deposits at March 31, 2006 were $1.205 billion, an increase of $83.5 million or 7.4% compared with total deposits of $1.121 billion at December 31, 2005 and an increase of $324.6 million or 36.9% compared with total deposits of $880.3 million at March 31, 2005. The increase in total deposits during the first quarter of 2006 included $37.8 million acquired in connection with the acquisition of The Express Bank of Texas. The increase in total deposits in the first quarter of 2006 compared with the first quarter of 2005 included $252.6 million acquired in connection with the acquisitions of Gateway National Bank and The Express Bank of Texas.

Noninterest-bearing demand deposits at March 31, 2006 were $330.4 million, an increase of $12.7 million or 4.0% compared with noninterest-bearing demand deposits of $317.7 million at December 31, 2005 and an increase of $137.7 million or 71.4% compared with noninterest-bearing deposits of $192.7 million at March 31, 2005. Interest-bearing deposits at March 31, 2006 were $874.5 million, an increase of $70.8 million or 8.8% compared with interest-bearing deposits of $803.7 at December 31, 2005 and an increase of $186.9 million or 27.2% compared with interest-bearing deposits of $687.6 million at March 31, 2005.

Borrowings. Borrowings at March 31, 2006 were $194.3 million, a decrease of $11.5 million or 5.6% compared with borrowings of $205.8 million at December 31, 2005 and an increase of $86.7 million or 80.6% compared with borrowings of $107.6 million at March 31, 2005. These borrowings include short term advances from the Federal Home Loan Bank and a $7.0 million balance on a $20.0 million line of credit from a correspondent bank. Theses borrowings are utilized as alternative funding sources to compliment deposits in funding earning-assets.

Federal funds purchased at March 31, 2006 were $10.0 million, a decrease of $11.9 million or 54.3% compared with Federal funds purchased of $21.9 million at December 31, 2005, and a decrease of $43.8 million or 81.4% compared with Federal funds purchased of $53.8 million at March 31, 2005. Junior subordinated deferrable interest debentures at March 31, 2006 were approximately $50.0 million, an increase of $12.4 million or 32.9% compared with $37.6 million at December 31, 2005 and an increase of $32.5 million or 185.4% compared with $17.5 million at March 31, 2005. The increases in junior subordinated deferrable interest debentures were related to $12.4 million in debentures issued to a newly formed subsidiary trust on March 31, 2006 and $4.1 million in debentures assumed from Gateway Holding Company on December 1, 2005.

Shareholders’ Equity. Shareholders’ equity at March 31, 2006 was $146.2 million, an increase of $8.3 million or 6.0% compared with shareholders’ equity of $137.9 million at December 31, 2005, and an increase of $42.0 million or 40.4% compared with shareholders’ equity of $104.2 million at March 31, 2005. The increase for the first quarter of 2006 was primarily the result of the acquisition of The Express Bank of Texas and net earnings for the first quarter of 2006 that was partially offset by a reduction of $1.0 million in unearned compensation which resulted from the issuance of restricted stock. The increase in the first quarter of 2006 compared with the first quarter of 2005 was primarily the result of the acquisitions of Gateway National Bank and The Express Bank of Texas, net earnings during the period, the issuance of restricted stock, and the purchases of common stock by employees upon the exercise of stock options. At March 31, 2006, there were 9,633,736 shares of Company common stock outstanding.

The ratio of average equity to average assets at March 31, 2006 was 9.12%, an increase of 40 basis points from 8.72% for the fourth quarter of 2005, and an increase of 4 basis points compared with 9.08% for the first quarter of 2005. The return on average equity for the first quarter ended March 31, 2006 was 10.74%, an increase of 187 basis points from 8.87% for the fourth quarter of 2005 and an increase of 8 basis points from 10.66% for the first quarter of 2005. The return on average tangible equity for the first quarter of 2006 was 23.24%, an increase of 549 basis points from 17.75% for the fourth quarter of 2005, and an increase of 290 basis points from 20.34% for the first quarter of 2005.

Looking Ahead in 2006:

•	The Company completed its acquisition of Northwest Banschares, Inc. and Northwest Bank on April 1, 2006.

•	The Company plans to close seven underperforming mortgage loan production offices in the second quarter of 2006. These offices were acquired as part of the Community Home Loan acquisition. Management anticipates a write-down of approximately $500,000 in goodwill recorded as part of the acquisition. This will be the only charge related to the closings.

•	The Company’s focus for the remainder of 2006 is on profitability and organic growth with no planned branch openings and no active acquisition strategies. However, we may consider selective acquisition opportunities that arise in the normal course of business.

•	The Company plans to convert all of its subsidiary banks to one common core-processing platform by the end of 2006.

•	The Company’s board of directors has approved additional investments in bank owned life insurance (“BOLI”) of approximately $12.0 million and is entering into a 1035 exchange on approximately $5.0 million of existing BOLI in order to maximize earning-asset yields. Combined, these transactions should be accretive per year in the range of $0.03 to $0.04 per diluted share based upon our current outstanding share count.

Texas United Bancshares, Inc. is a registered financial holding company listed on the NASDAQ National Market under the symbol “TXUI.” The Company operates through four wholly-owned subsidiary banks, State Bank, GNB Financial, n.a., Gateway National Bank and Northwest Bank (acquired on April 1, 2006), each of which offer a complete range of banking services. State Bank is headquartered in La Grange, Texas with 25 full-service banking centers located in central and south central Texas. GNB Financial is headquartered in Gainesville, Texas with seven full-service banking centers located in Cooke, Denton and Ellis counties, north and south of the Dallas-Fort Worth metroplex. Gateway National Bank is headquartered in Dallas, Texas with six Dallas area full-service banking centers. Northwest Bank is located in Roanoke, Texas with five full-service banking centers located in and around the Dallas-Fort Worth metroplex. In addition, State Bank operates ten mortgage loan production offices and five limited service branches located in and around the Houston, San Antonio and Austin, Texas metropolitan areas.

Forward-Looking Statements:

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

Contact:

Jeffrey A. Wilkinson

Executive Vice President and Chief Financial Officer

979-968-8451

jeff.wilkinson@statebanktx.com

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,
	2006	2005	Change	Percent
	(Unaudited)
ASSETS
Cash and due from banks	$51,874	$61,766	$(9,892)	-16.0%
Federal funds sold and other temporary investments	33,091	33,620	(529)	-1.6%

Total cash and cash equivalents	84,965	95,386	(10,421)	-10.9%

Securities available for sale, at fair value	242,900	243,011	(111)	0.0%
Securities held to maturity, at cost	25,587	26,163	(576)	-2.2%

Total loans, including loans held for sale	1,096,975	1,031,838	65,137	6.3%
Allowance for loan losses	(9,886)	(9,592)	(294)	-3.1%

Total loans, net	1,087,089	1,022,246	64,843	6.3%

Premises and equipment, net	57,638	53,610	4,028	7.5%
Accrued interest receivable	7,751	7,433	318	4.3%
Goodwill	68,557	63,396	5,161	8.1%
Core deposit intangibles, net	9,185	8,847	338	3.8%
Mortgage servicing rights, net	4,936	4,878	58	1.2%
Other assets	41,795	27,489	14,306	52.0%

Total assets	$1,630,403	$1,552,459	$77,944	5.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$330,422	$317,723	$12,699	4.0%
Interest-bearing	874,526	803,699	70,827	8.8%

Total deposits	1,204,948	1,121,422	83,526	7.4%

Securities sold under repurchase agreements	8,196	7,120	1,076	15.1%
Federal funds purchased	10,000	21,901	(11,901)	-54.3%
Junior subordinated deferrable interest debentures	49,996	37,624	12,372	32.9%
Borrowings	194,271	205,755	(11,484)	-5.6%
Other liabilities	16,771	20,724	(3,953)	-19.1%

Total liabilities	1,484,182	1,414,546	69,636	4.9%

SHAREHOLDERS’ EQUITY
Common stock	9,640	9,210	430	4.7%
Additional paid-in capital	109,102	102,682	6,420	6.3%
Restricted stock, unearned compensation	(1,006)	—	(1,006)	—
Retained earnings	33,074	30,045	3,029	10.1%
Accumulated other comprehensive loss	(4,472)	(3,907)	(565)	-14.5%
Less treasury stock, at cost	(117)	(117)	—	—

Total shareholders’ equity	146,221	137,913	8,308	6.0%

Total liabilities and shareholders’ equity	$1,630,403	$1,552,459	$77,944	5.0%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,
	2006	2005	Change	Percent
	(Unaudited)
ASSETS
Cash and due from banks	$51,874	$34,334	$17,540	51.1%
Federal funds sold and other temporary investments	33,091	5,235	27,856	532.1%

Total cash and cash equivalents	84,965	39,569	45,396	114.7%

Securities available for sale, at fair value	242,900	304,988	(62,088)	-20.4%
Securities held to maturity, at cost	25,587	—	25,587	—

Total loans, including loans held for sale	1,096,975	725,724	371,251	51.2%
Allowance for loan losses	(9,886)	(6,931)	(2,955)	-42.6%

Total loans, net	1,087,089	718,793	368,296	51.2%

Premises and equipment, net	57,638	40,983	16,655	40.6%
Accrued interest receivable	7,751	5,311	2,440	45.9%
Goodwill	68,557	40,117	28,440	70.9%
Core deposit intangibles, net	9,185	5,155	4,030	78.2%
Mortgage servicing rights, net	4,936	4,740	196	4.1%
Other assets	41,795	20,510	21,285	103.8%

Total assets	$1,630,403	$1,180,166	$450,237	38.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$330,422	$192,727	$137,695	71.4%
Interest-bearing	874,526	687,579	186,947	27.2%

Total deposits	1,204,948	880,306	324,642	36.9%

Securities sold under repurchase agreements	8,196	5,243	2,953	56.3%
Federal funds purchased	10,000	53,825	(43,825)	-81.4%
Junior subordinated deferrable interest debentures	49,996	17,520	32,476	185.4%
Borrowings	194,271	107,593	86,678	80.6%
Other liabilities	16,771	11,502	5,269	45.8%

Total liabilities	1,484,182	1,075,989	408,193	37.9%

SHAREHOLDERS’ EQUITY
Common stock	9,640	7,811	1,829	23.4%
Additional paid-in capital	109,102	75,976	33,126	43.6%
Restricted stock, unearned compensation	(1,006)	—	(1,006)	—
Retained earnings	33,074	24,099	8,975	37.2%
Accumulated other comprehensive loss	(4,472)	(3,592)	(880)	-24.5%
Less treasury stock, at cost	(117)	(117)	—	—

Total shareholders’ equity	146,221	104,177	42,044	40.4%

Total liabilities and shareholders’ equity	$1,630,403	$1,180,166	$450,237	38.2%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	For The Three Months Ended			Percent
	March 31,		Change
	2006	2005
	(Unaudited)
INTEREST INCOME
Loans	$21,935	$13,659	$8,276	60.6%
Investment securities - taxable	2,432	2,767	(335)	-12.1%
Investment securities - tax-exempt	372	97	275	283.5%
Federal funds sold and other temporary investments	301	8	293	3662.5%

Total interest income	25,040	16,531	8,509	51.5%

INTEREST EXPENSE
Deposits	5,437	3,077	2,360	76.7%
Federal funds purchased	102	176	(74)	-42.0%
Borrowings	2,245	809	1,436	177.5%
Securities sold under repurchase agreements	39	20	19	95.0%
Junior subordinated deferrable interest debentures	759	390	369	94.6%

Total interest expense	8,582	4,472	4,110	91.9%

Net interest income, before provision for loan losses	16,458	12,059	4,399	36.5%
Provision for loan losses	560	722	(162)	-22.4%

Net interest income, after provision for loan losses	15,898	11,337	4,561	40.2%

NONINTEREST INCOME
Service charges on deposit accounts	2,536	1,834	702	38.3%
Mortgage servicing revenue	226	296	(70)	-23.6%
Net loss on sale of securities	—	(38)	38	—
Net gain on sale of loans	1,732	2,590	(858)	-33.1%
Other noninterest income	2,253	1,615	638	39.5%

Total noninterest income	6,747	6,297	450	7.1%

NONINTEREST EXPENSE
Salaries and benefits	10,217	7,061	3,156	44.7%
Occupancy	2,410	1,805	605	33.5%
Other noninterest expense	4,456	4,573	(117)	-2.6%

Total noninterest expense	17,083	13,439	3,644	27.1%

Earnings before provision for income tax expense	5,562	4,195	1,367	32.6%
Provision for income tax expense	1,762	1,393	369	26.5%

Net earnings	$3,800	$2,802	$998	35.6%

Earnings per common share:
Basic	$0.40	$0.36	$0.04	11.1%
Diluted	$0.40	$0.35	$0.05	14.3%

Dividends per common share	$0.08	$0.08	$—	—

Weighted average shares outstanding - basic	9,447	7,798	1,649	21.1%
Weighted average shares outstanding - diluted	9,583	7,968	1,615	20.3%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	For The Three Months Ended
	March 31,	December 31,
	2006	2005	Change	Percent
	(Unaudited)
INTEREST INCOME
Loans	$21,935	$19,141	$2,794	14.6%
Investment securities - taxable	2,432	2,093	339	16.2%
Investment securities - tax-exempt	372	292	80	27.4%
Federal funds sold and other temporary investments	301	177	124	70.1%

Total interest income	25,040	21,703	3,337	15.4%

INTEREST EXPENSE
Deposits	5,437	4,097	1,340	32.7%
Federal funds purchased	102	74	28	37.8%
Borrowings	2,245	2,227	18	0.8%
Securities sold under repurchase agreements	39	32	7	21.9%
Junior subordinated deferrable interest debentures	759	550	209	38.0%

Total interest expense	8,582	6,980	1,602	23.0%

Net interest income, before provision for loan losses	16,458	14,723	1,735	11.8%
Provision for loan losses	560	1,040	(480)	-46.2%

Net interest income, after provision for loan losses	15,898	13,683	2,215	16.2%

NONINTEREST INCOME
Service charges on deposit accounts	2,536	2,489	47	1.9%
Mortgage servicing revenue	226	220	6	2.7%
Net gain on sale of securities	—	15	(15)	—
Net gain on sale of loans	1,732	2,047	(315)	-15.4%
Other noninterest income	2,253	982	1,271	129.4%

Total noninterest income	6,747	5,753	994	17.3%

NONINTEREST EXPENSE
Salaries and benefits	10,217	9,123	1,094	12.0%
Occupancy	2,410	2,023	387	19.1%
Other noninterest expense	4,456	4,222	234	5.5%

Total noninterest expense	17,083	15,368	1,715	11.2%

Earnings before provision for income tax expense	5,562	4,068	1,494	36.7%
Provision for income tax expense	1,762	1,436	326	22.7%

Net earnings	$3,800	$2,632	$1,168	44.4%

Earnings per common share:
Basic	$0.40	$0.32	$0.08	25.0%
Diluted	$0.40	$0.31	$0.09	29.0%

Dividends per common share	$0.08	$0.08	$—	—

Weighted average shares outstanding - basic	9,447	8,298	1,149	13.8%
Weighted average shares outstanding - diluted	9,583	8,555	1,028	12.0%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	Quarterly					For the Years Ended
	2006	2005				December 31,
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2005	2004
	(Unaudited)
EARNINGS
Interest income	$25,040	$21,703	$19,875	$17,626	$16,531	$75,735	$45,449
Interest expense	8,582	6,980	6,121	5,196	4,472	22,769	12,763

Net interest income, before provision for loan losses	16,458	14,723	13,754	12,430	12,059	52,966	32,686
Provision for loan losses	560	1,040	1,035	1,041	722	3,838	1,850

Net interest income, after provision for loans losses	15,898	13,683	12,719	11,389	11,337	49,128	30,836
Noninterest income	6,747	5,753	6,420	6,192	6,297	24,662	19,083
Noninterest expense	17,083	15,368	15,202	13,631	13,439	57,640	41,061

Net earnings, before provision for income taxes	5,562	4,068	3,937	3,950	4,195	16,150	8,858
Provision for income taxes	1,762	1,436	1,247	1,338	1,393	5,414	2,808

Net earnings	$3,800	$2,632	$2,690	$2,612	$2,802	$10,736	$6,050

Basic earnings per share	$0.40	$0.32	$0.34	$0.33	$0.36	$1.35	$1.15
Diluted earnings per share	$0.40	$0.31	$0.34	$0.33	$0.35	$1.31	$1.11

Weighted average basic shares outstanding (in 000’s)	9,447	8,298	7,815	7,805	7,798	7,930	5,264
Weighted average diluted shares outstanding (in 000’s)	9,583	8,555	7,979	7,964	7,968	8,184	5,442
Shares outstanding at end of period (in 000’s)	9,634	9,204	7,845	7,805	7,805	9,204	7,796

PERFORMANCE RATIOS
Return on average assets	0.98%	0.77%	0.84%	0.86%	0.97%	0.87%	0.74%
Return on average equity	10.74%	8.87%	10.01%	9.88%	10.66%	9.80%	9.97%
Return on average tangible equity	23.24%	17.75%	18.44%	18.53%	20.34%	18.53%	16.07%
Net interest margin	4.91%	4.94%	4.85%	4.88%	4.87%	4.92%	4.44%
Efficiency ratio, gross	73.62%	75.11%	75.79%	72.23%	73.06%	74.09%	79.49%
Efficiency ratio, net	69.99%	73.21%	74.03%	70.61%	71.54%	72.40%	78.37%
Full-time equivalent employees	629	628	573	595	557	628	522

CAPITAL
Average equity to average assets	9.12%	8.72%	8.41%	8.75%	9.08%	8.93%	7.43%
Book value per share	$15.18	$14.95	$13.89	$13.75	$13.35	$14.95	$13.44
Tangible book value per share	$7.11	$7.13	$8.17	$7.99	$7.55	$7.12	$7.61
Cash dividends per share	$0.08	$0.08	$0.08	$0.08	$0.08	$0.32	$0.28
Dividend payout ratio	19.4%	28.0%	23.3%	23.9%	22.3%	24.3%	25.6%

ASSET QUALITY
Gross charge-offs	$936	$1,282	$833	$857	$684	$3,656	$1,706
Recoveries from charge-offs	$(213)	$(201)	$(249)	$(268)	$(208)	$(926)	$(742)
Net charge-offs	$723	$1,081	$584	$589	$476	$2,730	$964
Net charge-offs to average loans	0.28%	0.47%	0.28%	0.30%	0.27%	0.35%	0.19%
Allowance for loan losses	$9,886	$9,592	$7,835	$7,383	$6,931	$9,592	$6,685
Allowance for loan losses to total loans	0.90%	0.93%	0.92%	0.94%	0.96%	0.93%	0.96%
Allowance for loan losses to nonperforming loans	195.49%	203.39%	158.19%	154.94%	216.05%	203.39%	222.02%
Loan to deposit ratio	91.04%	92.01%	96.27%	87.18%	82.44%	92.01%	78.81%

Nonaccural loans	$3,303	$2,544	$2,804	$2,272	$1,696	$2,544	$1,725
Loans accruing 90 days or more past due	$1,754	$2,172	$2,149	$2,493	$1,512	$2,172	$1,286
Total nonperforming loans	$5,057	$4,716	$4,953	$4,765	$3,208	$4,716	$3,011
Other real estate and repossessed assets	$1,260	$2,360	$1,167	$896	$641	$2,360	$906
Total nonperforming assets	$6,317	$7,076	$6,120	$5,661	$3,849	$7,076	$3,917
Nonperforming loans to total loans	0.46%	0.46%	0.58%	0.61%	0.44%	0.46%	0.43%
Nonperforming assets to total assets	0.39%	0.46%	0.49%	0.46%	0.33%	0.46%	0.34%

END OF PERIOD BALANCES
Loans, including loans held for sale	$1,096,975	$1,031,838	$847,861	$786,675	$725,724	$1,031,838	$693,548
Total earning assets (before allowance for loan losses)	1,398,553	1,334,632	1,102,692	1,084,723	1,035,947	1,334,632	999,194
Total assets	1,630,403	1,552,459	1,255,522	1,242,003	1,180,166	1,552,459	1,141,366
Deposits	1,204,948	1,121,422	880,728	902,356	880,306	1,121,422	880,075
Shareholders’ equity	146,221	137,913	108,986	107,445	104,177	137,913	104,812
Tangible equity	68,479	65,670	64,086	62,359	58,905	65,670	59,354

AVERAGE BALANCES
Loans, including loans held for sale	$1,054,888	$914,300	$822,938	$754,879	$699,763	$783,512	$493,490
Total earning assets (before allowance for loan losses)	1,358,493	1,183,377	1,124,095	1,063,221	1,004,551	1,076,767	735,847
Total assets	1,574,542	1,350,593	1,267,287	1,212,045	1,157,872	1,227,298	823,514
Deposits	1,158,407	954,579	885,055	895,889	884,117	887,786	657,580
Shareholders’ equity	143,556	117,756	106,598	106,065	105,190	109,591	60,249
Tangible equity	71,396	63,802	61,880	60,804	59,831	62,268	39,469

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED YIELD/RATE ANALYSIS

(Unaudited)

	For the Three Months Ended March 31,
	2006			2005
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned /	Yield /	Outstanding	Earned /	Yield /
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Total loans	$1,054,888	$21,935	8.43%	$699,763	$13,659	7.92%
Taxable securities	239,856	2,432	4.11%	294,674	2,767	3.81%
Tax-exempt securities	36,870	372	4.09%	8,709	97	4.52%
Federal funds sold	26,880	301	4.54%	1,405	8	2.31%

Total interest-earning assets	1,358,494	25,040	7.48%	1,004,551	16,531	6.67%
Less: allowance for loan losses (ALL)	(9,902)			(6,845)

Total interest-earning assets, net of ALL	1,348,592			997,706
Noninterest-earning assets	225,950			160,166

Total assets	$1,574,542			$1,157,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$228,973	$888	1.57%	$239,929	$772	1.30%
Saving and money market accounts	269,070	1,422	2.14%	159,844	474	1.20%
Time deposits	357,098	3,127	3.55%	296,132	1,831	2.51%
Federal funds purchased	7,866	102	5.26%	21,600	176	3.30%
Junior subordinated deferrable interest debentures	37,624	759	8.18%	17,520	390	9.03%
Securities sold under repurchase agreements	6,444	39	2.45%	5,486	20	1.48%
Other borrowings	201,374	2,245	4.52%	105,086	809	3.12%

Total interest-bearing liabilities	1,108,449	8,582	3.14%	845,597	4,472	2.14%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	303,266			188,212
Other liabilities	19,271			18,873

Total liabilities	1,430,986			1,052,682
Shareholders’ equity	143,556			105,190

Total liabilities and shareholders’ equity	$1,574,542			$1,157,872

Net interest income		$16,458			$12,059

Net interest spread			4.34%			4.53%
Net interest margin			4.91%			4.87%

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED YIELD/RATE ANALYSIS

(Unaudited)

	For the Three Months Ended
	March 31, 2006			December 31, 2005
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned /	Yield /	Outstanding	Earned /	Yield /
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Total loans	$1,054,888	$21,935	8.43%	$914,300	$19,141	8.31%
Taxable securities	239,856	2,432	4.11%	223,373	2,093	3.72%
Tax-exempt securities	36,870	372	4.09%	28,729	292	4.03%
Federal funds sold	26,880	301	4.54%	16,975	177	4.14%

Total interest-earning assets	1,358,494	25,040	7.48%	1,183,377	21,703	7.28%
Less: allowance for loan losses (ALL)	(9,902)			(8,910)

Total interest-earning assets, net of ALL	1,348,592			1,174,467
Noninterest-earning assets	225,950			176,126

Total assets	$1,574,542			$1,350,593

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$228,973	$888	1.57%	$200,017	$612	1.21%
Saving and money market accounts	269,070	1,422	2.14%	196,576	894	1.80%
Time deposits	357,098	3,127	3.55%	312,928	2,592	3.29%
Federal funds purchased	7,866	102	5.26%	7,709	73	3.76%
Junior subordinated deferrable interest debentures	37,624	759	8.18%	29,548	550	7.38%
Securities sold under repurchase agreements	6,444	39	2.45%	5,600	32	2.27%
Other borrowings	201,374	2,245	4.52%	218,339	2,227	4.05%

Total interest-bearing liabilities	1,108,449	8,582	3.14%	970,717	6,980	2.85%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	303,266			245,058
Other liabilities	19,271			17,062

Total liabilities	1,430,986			1,232,837
Shareholders’ equity	143,556			117,756

Total liabilities and shareholders’ equity	$1,574,542			$1,350,593

Net interest income		$16,458			$14,723

Net interest spread			4.34%			4.42%
Net interest margin			4.91%			4.94%